                                STATE OF DELAWARE

                              CERTIFICATE OF TRUST

         This Certificate of Trust is being executed as of the 24th day of March 2000 for the purpose of organizing a business trust pursuant to the Delaware Business Trust Act, 12 Del. C. Section 3801 et seq. (the "Act").

         The undersigned hereby certifies as follows:

         FIRST: The name of the business trust is Pitcairn Funds (the "Trust").

         SECOND: The Trust intends to become a registered investment company under the Investment Company Act of 1940, as amended, within 180 days following the first issuance of beneficial interests in the Trust.

         THIRD: The registered office of the Trust in the State of Delaware is located at 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle. The name of the registered agent of the Trust for service of process at such location is the Corporation Trust Company.

         FOURTH: Notice is hereby given pursuant to Section 3804 of the Delaware Business Trust Act that the Trust is or may hereafter be constituted a series trust. The debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to any particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.

         FIFTH: The Trustees of the Trust, as set forth in its governing instrument, reserve the right to amend, alter, change, or repeal any provisions contained in this Certificate of Trust, in the manner as they deem necessary or desirable.

         SIXTH: This Certificate shall be effective immediately upon filing with the office of the Secretary of State of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned, being the sole initial Trustee of the Trust, has executed this Certificate of Trust as of the date first written above.

/s/ Alvin A. Clay III
--------------------------
Alvin A. Clay III, as Trustee
and not individually